Exhibit 10.30

Schedule of Board of Director and Committee Fees

Effective January 1, 2007 (revised July 1, 2011)

Annual Director Fees
Retainer	$39,600 (payable quarterly in arrears)
Stock	$40,000 valued at closing price of TNL on the day immediately prior to the Annual Meeting, payable in a lump sum.

Annual Committee Fees (all paid quarterly in arrears)
	Audit	Compensation	Governance
Chairman	$22,500	$9,000	$8,100
Member	$12,600	$2,700	$2,700